Exhibit 2.7

$125.00 $ 50.00 Document processing fee If document is filed on paper If document is filed electronically Fees & forms/cover sheets are subject to change. To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center. Paper documents must be typewritten or machine printed. ABOVE SPACE FOR OFFICE USE ONLY Statement of Reservation of Name filed pursuant to † 7 - 90 - 301 , et seq. and † 7 - 90 - 602 of the Colorado Revised Statutes (C.R.S) 1. The person stated as the applicant below is applying to reserve, for a 120 day period, the name stated below for use as an entity name or a trade name. 2. Name to reserve: “bank” or “trust” or any derivative thereof “credit union” “savings and loan” “insurance”, “casualty”, “mutual”, or “surety” 3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box) : 4. Name of applicant (if an individual): OR (if a business organization): 5. Mailing address of applicant: (City) (State) (Postal/Zip Code) (Province – if applicable) (Country – if not US) Notice: Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes. This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered. _ L _ a Q u _ i _ n _ ta CA 9 _ 2 _ 2 _ 5 _ 3 _ T _ u c _ k _ e _ r _ R o _ n _ a _ l _ d _ S _ . (Last) (First) (Middle) (Suffix) _ U _ n it _ e _ d S _ t _ a _ te s _ _ 7 _ 9 _ 8 6 _ 0 T _ a n _ g _ e _ l _ o (Street name and number or Post Office Box information) _ C o _ m m o _ d _ o re I _ n _ t _ e _ r _ n _ a _ t _ io n _ a _ l _ C o _ r _ p _ o ra ti _ o _ n Colorado Secretary of State Date and Time: 09/16/2005 06:13 AM Entity Id: Document number: 20051349982 RS Page 1 of 2 Rev. 6/16/2005

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6. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing: ( C ity ) ( S t a te) (Postal/Zip Code) (Province – if applicable) (Country – if not US) (The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box and include an attachment stating the name and address of such individuals.) Disclaimer: This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney. 9 _ 2 _ 2 _ 5 _ 3 _ U n _ it _ e _ d S _ t _ a _ t _ e _ s _ _ L _ a Qu _ i _ n _ t _ a _ CA _ _ T _ u c _ k _ e _ r _ R o _ n _ a _ l _ d _ S _ . (Last) (First) (Middle) (Suffix) _ 7 _ 9 8 _ 6 _ 0 T a _ n _ g _ e lo (Street name and number or Post Office Box information) RS Page 2 of 2 Rev. 6/16/2005

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